Exhibit 10.6

EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated January 8, 2008 by and between ACP Lantern Acquisition Inc., a Delaware corporation (the “Company”) and Donald Kiepert (“Executive”).

The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment, subject to the consummation of the transactions contemplated in the Stock and Asset Purchase Agreement among Bristol-Myers Squibb Company, ACP Lantern Holdings Inc. (the “Holdings”) and the Company, dated as of December 16, 2007 (the “Purchase Agreement”);

Executive desires to accept such employment and enter into such an agreement;

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.                                       At-Will Employment.  Executive’s employment with the Company shall be subject to, and shall commence on, the Closing (as defined in the Purchase Agreement, and hereinafter referred to as the “Closing’).  Such employment shall be “at-will” employment.  The Closing Date (as defined in the Purchase Agreement) shall be, for purposes of this Agreement, the “Effective Date”.  For the avoidance of doubt, in the event the Purchase Agreement is terminated prior to the Closing or no such Closing shall occur, this Agreement shall be null and void ab initio and neither party shall have any liabilities or obligations hereunder (except for Executive’s obligations under Section 10(a) hereof).  Subject to the terms of this Agreement, the Company may terminate Executive’s employment and this Agreement for any reason at any time, with or without prior notice and with or without Cause (as defined herein), but subject to certain terms set forth in Section 8 below.  Similarly, subject to the terms of this Agreement, Executive may terminate his employment at any time, with or without Good Reason (as defined herein).

2.                                       Position.

a.                                       Commencing as of the Effective Date, Executive shall serve as the Company’s Chief Executive Officer and initially shall serve as the Company’s President.  Executive shall have such duties and authority as may be assigned from time to time by the Board of Directors of Holdings (the “Board”) and/or the Executive Chairman of the Company.  The Company may have an Executive Chairman who, as determined by the Board, shall be an officer of the Company and to whom certain members of senior management (including, without limitation, the Chief Executive Officer) shall report.  As of the Effective Date, Executive shall also serve as a member of the Board of Directors of the Company.  If requested, Executive shall serve as an officer or a member of the Board of Directors of any of the Company’s subsidiaries or affiliates without additional compensation.

b.                                      Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 9.

3.                                       Base Salary.  During Executive’s employment hereunder, the Company shall pay Executive a base salary at the annual rate of $400,000, payable in regular installments in accordance with the Company’s payment practices from time to time.  Executive shall be entitled to such increases in base salary, if any, as may be determined from time to time in the sole discretion of the Board.  Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary”.

4.                                       Annual Bonus.  With respect to each full fiscal year of employment hereunder, Executive shall be eligible to earn an annual bonus award of up to one hundred percent (100%) of Executive’s Base Salary (the “Target”) based upon achievement of annual EBITDA and other performance targets reasonably established by the Compensation Committee of the Board within the first three months of each fiscal year (the “Annual Bonus”). The Annual Bonus, if any, shall be paid to Executive between March 1st and April 1st of the fiscal year immediately following the fiscal year in respect of which the Annual Bonus was earned.

5.                                       Equity.

a.                                       On the Effective Date or as soon as practicable thereafter, Executive shall be granted, under the ACP Lantern Holdings Inc. 2008 Equity Incentive Plan, a nonqualified stock option to purchase approximately 2.5% of the shares of common stock of Holdings as of the Closing Date (as defined in the Purchase Agreement).  50% of such grant will vest based on the passage of time, and 50% of such grant will vest over a five-year period based on the achievement of annual EBITDA targets established by the Compensation Committee of the Board.  The terms of the stock option grant shall be approved by the Board.

b.                                      On the Effective Date, Executive shall execute the Management Shareholders’ Agreement (the “Shareholders’ Agreement”) among (i) Holdings, (ii) Avista Capital Partners, LP, Avista Capital Partners (Offshore), LP and ACP-Lantern Co-Invest, LLC (collectively, “Avista”), and (iii) certain other Persons listed on Schedule A attached thereto, as the same may be updated from time to time.

6.                                       Employee Benefits.  During Executive’s employment hereunder, Executive shall be entitled to participate in the Company’s health, life and disability insurance, and retirement and fringe employee benefit plans as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company.

7.                                       Business Expenses.  During Executive’s employment hereunder, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

8.                                       Termination.  Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive’s employment.  Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

a.                                       By the Company For Cause or By Executive Resignation Without Good Reason.

(i)                                    Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation without Good Reason (as defined below); provided that Executive will be required to give the Company at least 60 days advance written notice of a resignation without Good Reason.

(ii)                                 For purposes of this Agreement, “Cause” shall mean (A) Executive’s breach of any fiduciary duty or material legal or contractual obligation to the Company or any of its affiliates (including, without limitation, pursuant to a Company or affiliate policy or the restrictive covenants set forth in Section 9 of this Agreement or any other applicable restrictive covenants between the Executive and the Company or any of its affiliates), or the Company’s direct or indirect equity holders, (B) Executive’s failure to follow the reasonable instructions of the Board or the Board of Directors of the Company, which are consistent with Section 2(a) hereof (other than as a result of total or partial incapacity due to physical or mental illness), which breach, if curable, is not cured within 30 days after notice to Executive specifying in reasonable detail the nature of such breach, or, if cured, recurs within 180 business days, (C) Executive’s gross negligence, willful misconduct, fraud, insubordination, acts of dishonesty or conflict of interest relating to the Company or any of its affiliates or (D) Executive’s commission of any misdemeanor which has a material impact on the affairs, business or reputation of the Company or any of its affiliates or Executive’s indictment for, or plea of nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof.

(iii)                              For purposes of this Agreement, “Good Reason” shall mean, without Executive’s consent, (A) the failure of the Company to pay, or cause to be paid, Executive’s Base Salary or Annual Bonus as the case may be, when due hereunder or (B) any material and continuing diminution in Executive’s authority or responsibilities from those described in Section 2 hereof (for the avoidance of doubt, any such diminution as a result of removing Executive’s title of President of the Company shall not constitute Good Reason); provided that either of the events described in clause (A) or (B) of this Section 8(a)(iii) shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that Good Reason shall cease to exist for an event on the 30th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

(iv)                             If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive (A) the Base Salary through the date of termination and (B) reimbursement, within 30 days following submission by Executive to the Company of appropriate supporting documentation) for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 30 days following the date of Executive’s termination of employment.  In the event of Executive’s resignation without Good Reason (but, for the avoidance of doubt, not upon a termination of employment by the Company for Cause), Executive shall also be entitled to such vested or accrued Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) and (B) hereof, together with or accrued Employee Benefits, if any, being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a)(iv), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b.                                      Disability or Death.

(i)                                    Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company due to Executive’s physical or mental illness, injury or infirmity which is reasonably likely to prevent and/or prevents Executive from performing his essential job functions for a period of (A) ninety (90) consecutive calendar days or (B) an aggregate of one hundred twenty (120) calendar days out of any consecutive twelve (12) month period (such illness, injury or infirmity is hereinafter referred to as “Disability”).  Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company.  If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii)                                 Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A)                              the Accrued Rights; and

(B)                                a pro rata portion of the Target Annual Bonus amount that Executive would have been eligible to receive pursuant to Section 4 hereof in such year of termination, based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable contingent upon Executive or Executive’s estate or representative executing an effective release of claims against the Company and its affiliates (i.e., not revoked), in the form provided as Exhibit A hereto (the “Release”), at such time as the Annual Bonus would have otherwise been payable to Executive pursuant to Section 4 had Executive’s employment not terminated (the “Pro Rata Bonus”).

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 8(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c.                                       By the Company Without Cause or Resignation by Executive for Good Reason.

(i)                                    If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

(A)                              the Accrued Rights;

(B)                                the Pro Rata Bonus;

(C)                                subject to Executive’s continued compliance with the provisions of Sections 9 and 10 and contingent upon Executive’s execution of an effective Release (i.e., not revoked), continued payment of the Base Salary in accordance with the Company’s normal payroll practices for (x) six (6) months after the date of termination if such termination occurs on or prior to the second anniversary of the Effective Date and (y) twelve (12) months after the date of termination if such termination occurs after the second anniversary of the Effective Date (such six- or twelve-month period, as applicable, being the “Severance Period”); provided that the aggregate amount described in this clause (C) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates or applicable law; provided, further, each payment of Base Salary is intended to constitute a separate payment within the meaning of Section 409A of the United States Internal Revenue Code of 1986, as amended and the regulations thereunder (collectively, the “Code”); and

(D)                               during the Severance Period, continued life insurance and group medical coverage for Executive and Executive’s eligible dependents upon the same terms as provided to senior executive officers of the Company and at the same coverage levels as in effect for active employees during the Severance Period; provided that such continued life insurance and/or group medical coverage shall cease upon Executive becoming employed by another employer and eligible for life insurance and/or medical coverage, as applicable, with such other employer.

(ii)                                 Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in Section 8(c)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d.                                      Notice of Termination.  Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(i) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

e.                                       Board/Committee Resignation.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s subsidiaries or affiliates.

9.                                       Non-Competition.

a.                                       Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(1)                                  During Executive’s employment with the Company and, for a period of one year following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

(i)                                   with whom Executive had personal contact or dealings on behalf of the Company during the one-year period preceding Executive’s termination of employment;

(ii)                                with whom employees reporting to Executive had personal contact or dealings on behalf of the Company during the one year immediately preceding the Executive’s termination of employment; or

(iii)                             for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s termination of employment.

(2)                                  During the Restricted Period, Executive will not directly or indirectly:

(i)                                   engage in any business that competes with the business or businesses of the Company or any of its affiliates, namely in the testing, development and manufacturing services for the development, manufacture, distribution, marketing or sale of radiopharmaceutical products, contrast imaging agents, radioactive generators for the global medical imaging and pharmaceutical industries, and including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning (a “Competitive Business”);

(ii)                                enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii)                             acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv)                            interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.

(3)                                  Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(4)                                  During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i)                                   solicit or encourage any employee or consultant of the Company or its affiliates to leave the employment of, or cease providing services to, the Company or its affiliates; or

(ii)                                hire any such employee or consultant who was employed by or providing services to the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of or ceased providing services to the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

b.                                      It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

c.                                       The provisions of this Section 9 shall survive the termination of this Agreement and Executive’s employment for any reason.

10.                                 Confidentiality; Intellectual Property.

a.                                     Confidentiality.

(i)                                    Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)                                 Confidential Information shall not include any information that is (A) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (B) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (C) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)                              Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 9 and 10 of this Agreement provided they agree to maintain the confidentiality of such terms.

(iv)                             Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately return to the Company all Company property and destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware and promptly return any other Company property in Executive’s possession.

b.                                     Intellectual Property.

(i)                                    If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.  A list of all such material Works as of the date hereof is attached hereto as Exhibit B.

(ii)                                 If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any Company resources (“Company Works”), Executive shall promptly and fully disclose such works to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii)                              Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works.  The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iv)                             Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works.  If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v)                                Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.  Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant.  Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest.  Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(vi)                              The provisions of this Section 10 shall survive the termination of Executive’s employment for any reason.

11.                                 Specific Performance.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12.                                 Miscellaneous.

a.                                       Governing Law.  This Agreement shall be governed by, construed and interpreted in all respects, in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

b.                                      Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c.                                       No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d.                                      Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e.                                       Assignment.  This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f.                                         Set Off.  The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.

g.                                      Dispute Resolution.  Except with respect to Sections 9, 10 and 11 hereof, any controversy or claim arising out of or related to any provision of this Agreement that cannot be mutually resolved by the parties hereto shall be settled by final, binding and nonappealable arbitration in New York, NY by a single arbitrator.  Subject to the following provisions, the arbitration shall be conducted in accordance with the applicable rules of American Arbitration Association then in effect.  Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.  Each party shall be responsible for its own expenses relating to the conduct of the arbitration or litigation (including attorney’s fees and expenses) and shall share the fees of the American Arbitration Association and the arbitrator equally.

h.                                      Compliance with Section 409A of the Code.  The parties acknowledge and agree that the interpretation of Section 409A of the Code and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available.  Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code.  If, however, any such benefit or payment is deemed to not comply with Section 409A of the Code, the Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof), if possible, so that either (i) Section 409A of the Code will not apply or (ii) compliance with Section 409A of the Code will be achieved.  The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 12(g); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.

i.                                          Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

j.                                          Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:	ACP Lantern Acquisition Inc.
c/o Avista Capital Partners, LP
65 East 55th Street, 18th Floor
	Attention:	Ben Silbert, Esq.
	Facsimile:	(212) 593-6959
	Email:	silbert@avistacap.com

With a copy to:	ACP Lantern Holdings Inc.
c/o Avista Capital Partners, LP
65 East 55th Street, 18th Floor
New York, New York 10022
	Attention:	Ben Silbert, Esq.
	Facsimile:	(212) 593-6959
	Email:	silbert@avistacap.com

If to Executive:	Donald Kiepert
401 Beacon Street, #2
Boston, Massachusetts 02115
Facsimile:
	Email:	dkiepert@pointtherapeutics.com

k.                                       Executive Representation.  Executive hereby represents to the Company that (i) Executive has been provided with sufficient opportunity to review this Agreement and has been advised by the Company to conduct such review with an attorney of his choice and (ii) the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, including, but not limited to, the Employment, Confidentiality and Non-Competition Agreement between Executive and Point Therapeutics, Inc. (under its former name, Immune Therapeutics, Inc.) dated as of January 22, 1997 (the “1997 Employment Agreement”), the First Amended Executive Employment Agreement by and between

Point Therapeutics, Inc, dated as of October 31, 2001 (the “2001 Employment Agreement”), and the Consulting Agreement by and between Executive and Point Therapeutics, Inc., dated as of July 26, 2007 (the “Consulting Agreement”).

l.                                          Cooperation.  Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.  This provision shall survive any termination of this Agreement or Executive’s employment.

m.                                    Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

n.                                      Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ACP Lantern Acquisition, Inc.		DONALD KIEPERT

/s/ David Burgstahler		/s/ Donald Kiepert
By:	David Burgstahler
Title:	Authorized Representative

ACP Lantern Holdings, Inc.

/s/ David Burgstahler
By:	David Burgstahler
Title:	Authorized Representative

[Signature Page to Kiepert Employment Agreement]

EXHIBIT A

RELEASE

This RELEASE (“Release”) dated as of                       , 20     between ACP Lantern Acquisition Inc., a Delaware corporation (the “Company”), and Donald Kiepert (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an employment agreement dated December     , 2007 (the “Employment Agreement”); and

WHEREAS, the Executive’s employment with the Company has terminated effective                  , 20    ;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and the Executive agree as follows:

1.                                       The Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by the Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination under the Civil Rights Act of 1866; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Family and Medical Leave Act, the Civil Rights Act of 1964, Title VII, as amended; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974, as amended; the Equal Pay Act; the Worker Adjustment and Retraining Notification Act; The New York State Human Rights Law; the New York City Human Rights Law; or any other federal, state or local law relating to employment or discrimination in employment, or otherwise), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment.  If any arbitrator or court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, the Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.  The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive, in each case without liability of the Executive or the Company.  The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.  Employee does not waive his right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or participate in an investigation conducted by the EEOC; however, Employee expressly waives his right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Employee’s behalf.

2.                                       The Company and the Executive acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its subsidiaries or affiliates (i) to indemnify the Executive for his acts as an officer or director of Company in accordance with the bylaws of Company or the law or (ii) to the Executive and his eligible, participating dependents or beneficiaries under any existing group welfare (excluding severance), equity, or retirement plan of the Company in which the Executive and/or such dependents are participants.

3.                                                    The Executive acknowledges that he has been provided at least 21 days to review the Release and has been advised to review it with an attorney of his choice.  In the event the Executive elects to sign this Release prior to this 21 day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full 21 days.  The Executive further understand that he has 7 days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by the Board of Directors of ACP Lantern Holdings Inc. within the 7 day period.  The Executive further acknowledge that he has carefully read this Release, knows and understands its contents and its binding legal effect.  The Executive acknowledge that by signing this Release, he does so of his own free will and act and that it is his intention that he be legally bound by its terms.

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

ACP Lantern Acquisition Inc.

By:
Name:
Title:

DONALD KIEPERT

EXHIBIT B

PRIOR WORKS

[None]